Exhibit 10.52
Private and Confidential
Susan Graham-Bryce
849 Lincoln Avenue
Winnetka, Illinois 60093 USA

Date
March 13, 2025
Reference
CM
Direct Dial
+41 44 944 24 45
Telefax
+41 44 944 22 55

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606
Greifensee, Switzerland ("Company"), and Susan Graham-Bryce ("Employee"), citizen of Canada and the UK.

This employment agreement is expressly conditional upon the Company successfully obtaining a work permit for Employee in Switzerland. If the required permit cannot be obtained, this agreement will be null and void in its entirety. In such an event, neither party shall have any further obligations or liabilities under this agreement.

The parties enter into an employment agreement an the terms and conditions set forth below:

Function	Head Human Resources, Member of the Group Management Committee ("GMC") of the METTLER TOLEDO Group.

Employing Company/Position Location	Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland. The principal place of work is Greifensee, Switzerland. Given the international presence of the company, employee's duties will require regular business travel to the Group's various locations.

IIf not otherwise stipulated in this agreement, the General Terms and Conditions of Employment ("GTCE") of our Swiss operations apply.

Remuneration
Base Salary of CHF 330'000.00 gross per annum, effective with the starting date, payable in twelve equal monthly installments of CHF 27'500.00.

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan Employee is eligible to earn a cash incentive based upon achievement of various financial and personal targets. For 105% target achievement (budget level for financial targets), the cash incentive is currently CHF 222'750.00 gross (67.5% of base salary). The scaling of the incentive system and selection and weighting of targets, including personal targets, are determined by the Compensation Committee of the Board of Directors..

Expenses	Expense Allowance according to then-current regulations of CHF 10'500.00 per annum, payable in twelve monthly installments of CHF 875.00. No commuting or vehicle allowance will be paid.

Schooling Allowance	In addition to the annual base salary, Employee will receive an annual schooling allowance of CHF 80'000.00 gross to support Employee's children education in private (non-public) schools in Switzerland. This allowance is limited to four (4) years, or 48 months, and is contingent upon the presentation of a confirmation from the respective private school(s). The amount is paid in monthly installments of CHF 6'666.70.

Exhibit 10.52

Equity Incentive Plan	Employee will participate in the METTLER TOLEDO Equity Incentive Plan (as may be amended from time to time) and be eligible to receive an annual equity grant value of USD 375'000.00 subject to approval of our Board of Directors.

We expect 2/3 of the value of the annual equity grant will comprise Stock Options and 1/3 of the value will comprise Performance Share Units (PSU). Stock Options and PSUs are subject to our plan documents. An initial annual grant will occur at the next possible grant date (February 2025) subject to approval by our Board of Directors. Future annual grants will occur in November each year, commencing in 2025.

Employee will also receive a one-time sign-on grant of Restricted Stock Units (RSU) of USD 450'000.00 at the next possible grant date (February 2025), subject to approval by our Board of Directors. This grant will have a vesting period of three (3) years. One third of the shares will vest each year on the anniversary of the grant date.

Sign-on Bonus	In the event that Employee does not receive her annual cash bonus for 2024 from current employer, which she has earned eligibility for, as a direct consequence of giving notice, the Company agrees to pay a sign-on cash bonus in the same amount, up to a maximum of USD 200'000.00. This amount shall be paid in September 2025 on a date that coincides with the Company's normal payroll cycle. The Employee must repay this sign-on bonus if she voluntarily resigns from the Company within twelve (12) months of her start date.

Personnel Insurance	Additional Accident Insurance and Disability Insurance at METTLER TOLEDO's expense.

Participation in the pension arrangement for GMC members as might be amended from time to time, with defined contributions at METTLER TOLEDO's expense. The insured salary is 77.2727% of the salary at 100 points, subject to limits applicable under Swiss law.

Vacation	27 working days per calendar year, including compensation for overtime as per Supplementary Regulations on Working Hours and Absences of our Swiss operations. Unused vacation days in a given year will not be carried forward.

Relocation	The Company will reimburse Employee for costs of up to USD 40,000 incurred in connection with the relocation from Chicago, IL to Switzerland upon provision to the Company of the respective receipts. Broker commissions will not be reimbursed.

The Company will further reimburse the Employee for costs of up to USD 30,000 incurred until December 31, 2026 in connection with tax advice related to the relocation / new position.

Duration/Notice Period	This employment agreement starts on January 1, 2025 or a later date mutually agreed by the parties and is of unlimited duration. lt may be terminated by either party without cause by giving twelve (12) months notice in writing to the end of a month and shall terminate at the end of such notice period.

Non-Competition	While Employee is employed by METTLER TOLEDO and for a period of twelve months after her termination, Employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Confidentiality	Employee agrees to keep confidential both during and after her employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Tax Filings	The parties acknowledge a separate agreement will be signed regarding tax equalization matters.

Applicable Law and Jurisdiction	This agreement shall be governed by Swiss law. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc., Greifensee Branch             The Employee

/s/ Christian Magloth /s/ Susan Graham-Bryce
Christian Magloth Susan Graham-Bryce